Exhibit 3(i)

                                  Univec, Inc.

              CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND
                   RELATIVE, PARTICIPATING, OPTIONAL OR OTHER
                   SPECIAL RIGHTS AND RELATIVE QUALIFICATIONS,
               LIMITATIONS OR RESTRICTIONS OF THE PREFERRED STOCK

                       -----------------------------------
                         Pursuant to Section 151 of the
                            Delaware corporation Law
                       -----------------------------------

         Univec, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, certifies as follows:

         FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance of 5,000,000 shares of Preferred Stock, $.001 par value per share, and, further, authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series, and, without limiting the generality of the foregoing, to fix and determine the designations of each such series, the number of shares which shall constitute such series and certain relative rights and preferences of the shares of each series so established.

         SECOND: The Board of Directors of the Corporation has duly adopted the following resolutions authorizing the creation and issuance of a series of said Preferred Stock to be known as Series D Convertible Preferred Stock:

                  RESOLVED, that the Board of Directors, pursuant to authority vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issue of a series of the Corporation's Preferred Stock, $.001 par value, 5,000,000 shares of which are authorized to be issued under the Corporation's Certificate of Incorporation (such 5,000,000 shares being hereafter called collectively the "Authorized Preferred Stock"or"Preferred Stock") of the Corporation and hereby fixes, the number, voting powers, designations, preferences, rights and qualifications, limitations or restrictions thereof in addition to those set forth in said Certificate of Incorporation as follows:

         1. Designations. Of the Authorized Preferred Stock of the Corporation, 1,000,000 shares having a redemption value of $2.40 per share ("Redemption Value"), are hereby constituted as a series of Preferred Stock designated as "Series D Convertible Preferred Stock" (hereinafter called "Series D Preferred Stock").

         2. Rank. Shares of Series D Preferred Stock shall as to dividends and upon liquidation rank (i) senior in right to all shares of the Corporation's common stock, par value $.001 per share (the "Common Stock") (ii) senior in right to all shares of its Series A Convertible Preferred Stock and and any other series of its Preferred Stock which is expressly designated as junior in right upon liquidation to the Series D Preferred Stock (the "Junior Preferred Stock"),(ii) junior in right to all shares of the Corporation's Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, and (iii) pari passu with the Corporation's Preferred Stock and any other series which is not expressly designated as ranking junior to the Series D Preferred Stock with respect to payment of dividends and upon liquidation.

         3. Dividends.

         (a) Payment. The holders of record (the "Holders") of shares of the Series D Preferred Stock on January 15 of each year a dividend is declared (each a "Dividend Declaration Data") shall be entitled to receive, when and as declared by the Board of Directors of the Corporation and out of the assets of the Corporation legally available therefor, cumulative annual dividends as provided in this Section 3, which shall be payable on February 15 of each such year a dividend is declared (each a "Dividend Payment Date") an amount equal to five percent (5%) per annum, determined on a cumulative basis, of the Redemption Value of the shares of Series D Preferred Stock held by such Holder on such record date. At the option of the Corporation exercisable at any time and from time to time such cumulative dividends, including dividends which may become payable upon conversion of the Series D Convertible Preferred Stock, may be paid in shares of Common Stock valued at the Purchase Price Equivalent.

         (b) Accrual of Dividends. Dividends payable pursuant to paragraph (a) of this Section 3 on each share of Series D Preferred Stock shall begin to accrue and be cumulative from the date of original issuance of each such share. Dividends paid on the shares of Series D Preferred Stock in the amount and kind less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

         The Holders shall not be entitled to receive any dividends or other distributions except as provided herein.

         Upon written request to the Corporation a Holder shall be entitled to receive an annual statement of accrued dividends to date within 45 days after the final day of each fiscal year.

         (c) Priority As to Dividends. No dividends (other than in common stock or in another stock ranking junior to the Series D Preferred Stock as to dividends and liquidation rights) shall be declared or paid or set aside for payment or other distribution made upon the Common Stock or on any other stock of the Corporation ranking junior to or on a parity with the Series D Preferred Stock as to dividends or liquidation rights without the consent of the holders of two-thirds of the outstanding shares of the Series D Preferred Stock, unless full cumulative Dividends (payable either in cash or Common Stock) have been or contemporaneously are declared and paid (or declared and set apart for such payment) on the Series D Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. Unless specifically designated as junior or senior to Series D Preferred Stock as to dividends, all other series of Preferred Stock and other classes of Preferred Stock of the Corporation shall rank on a parity with the Series D Preferred Stock as to dividends. When dividends are not paid in full upon the Series D Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Series D Preferred Stock, all dividends declared upon shares of Series D Preferred Stock and any other preferred stock ranking on a parity as to dividends shall be declared pro rata so that in all cases the amount of dividends declared per share on the Series D Preferred Stock and such other Preferred Stock shall bear to each other the same ratio that accumulated dividends per share on the shares of Series D Preferred Stock and such other Preferred Stock bear to each other.

         4. Redemption.

         (a) Voluntary Redemption. At any time and from time to time after January 15, 2004, provided the average closing bid price of the Common Stock (on the Over-the-Counter Bulletin Board or other principal market on which the Common Stock is then quoted) for any 20 consecutive trading days ending within seven (7) days of the Corporation's notice of redemption is at least 200% of the then current Purchase Price Equivalent, as determined in Section 5 hereof (the "Redemption Trigger Date"), the Corporation shall have the right, but not the obligation, to redeem all or any portion of the shares of the Series D Preferred Stock then outstanding. The redemption price shall be payable in Common Stock at the rate of three shares of Common Stock for each share of Series D Preferred Stock redeemed, subject to adjustment as provided in Section 5(d) hereof, upon the happening of certain diluting events, in the same manner as if the Series D Preferred Stock was then being converted. The date selected for redemption shall be within the seven (7) day period commencing on the day after the applicable Redemption Trigger Date has been achieved and ending seven calendar days thereafter, and shall be known as the "Voluntary Redemption Date." The Corporation shall notify the Holders of any voluntary redemption by mailing to their respective addresses appearing on the stock transfer books of the Corporation, by prepaid certified or registered mail, a written notice of redemption (the "Redemption Notice") indicating the number of shares of Preferred Stock the Corporation wishes to redeem (the "Redemption Shares"). Any Holder shall be entitled to receive payment upon Voluntary Redemption only upon surrender to the Corporation, at the address set forth in its notice of redemption, of the certificates representing that Holder's shares of the Series D Preferred Stock called for redemption by the Company. In the event of any redemption pursuant to this Section 4(a) of less than all the shares of Series D Preferred Stock then outstanding, the Corporation shall select the shares to be redeemed pro rata among the Holders.

         (b) Pro Rata Redemption. Notwithstanding the provisions of Section 4(a), if on the Voluntary Redemption Date the Corporation has insufficient funds legally available to redeem any outstanding shares of Authorized Preferred Stock that the Corporation is at that time obligated by the Corporation's voluntary act to redeem, the Corporation shall use to redeem shares of Series D Preferred Stock, that portion of available funds equal to the proportion that the number of shares of Series D Preferred Stock then outstanding bears to the number of shares of Authorized Preferred Stock then outstanding that the Corporation at that time is obligated to redeem.

         (c) Effect of Redemption. On and after any Voluntary Redemption Date, the Holders shall cease to be stockholders of the Corporation with respect to the shares being redeemed and shall have no interest in the Corporation by virtue thereof and shall have no other rights with respect thereto except the right to receive payment of all amounts payable upon redemption as provided in this Section 4, and these shares shall be deemed to have been redeemed and to be no longer outstanding. Furthermore, the Holders shall not be deemed to have an interest in the Corporation by virtue of the Common Stock to be paid upon the redemption, except the right to receive any dividends accruing on the Common Stock to be received upon the surrender of the Series D Preferred Stock. In the event that any certificates representing any shares of the Series D Preferred Stock due to be redeemed have not, on or prior to any Voluntary Redemption Date, been surrendered to the Corporation for cancellation in exchange for payment of the redemption price, the Corporation may set aside, with any escrow agent as shall be designated by it, sufficient shares of Common Stock to provide for the redemption payment with respect to these shares to be made upon surrender of the certificates and such other consideration as may be required in connection with dividends declared on Common Stock to holders of record thereof after the Voluntary Redemption Date.

         (d) Reissuance. Upon redemption, the Corporation may hold the redeemed shares as treasury shares of Series D Preferred stock or may retire and cancel the shares in the manner provided by law in which case the shares shall become authorized, unissued shares of Series D Preferred Stock. In any event, the Corporation may only later issue shares of Series D Preferred Stock so that the total number of shares outstanding regardless of the total number of shares of Series D Preferred Stock issued and redeemed, shall not exceed the total number of shares of Authorized Preferred Stock.

         (e) No Sinking Fund. The Series D Preferred Stack shall not be entitled to the benefit of any sinking fund to be applied to the redemption thereof.

         5. Conversion. Shares of the Series D Preferred Stock shall be convertible into Common Stock on the following terms and conditions:

         (a) Conversion Right. Subject to and upon compliance with the provisions of this Section 5, the Holder of any shares of Series D Preferred Stock may at such Holder's option, at any time or from time to time, convert any such a share into the number of fully paid and nonassessable shares of Common Stock determined by multiplying (i) the number of shares of Series D Preferred Stock to be converted by (ii) the conversion rate (the "Conversion Rate") in effect on the conversion date. The initial Conversion Rate shall be 3, subject to adjustment as set forth in subparagraph (d) of this Section 5.

         (b) Dividend Upon Conversion. No payment or adjustment shall be made by the Corporation to any Holder of shares of Series D Preferred Stock surrendered for conversion in respect of dividends accrued since the last preceding Dividend Declaration Date for the payment of dividends on the shares of Series D Preferred Stock surrendered for conversion provided, however, that under all circumstances upon surrender by a Holder of shares of Series D Preferred Stock all cumulative dividends accrued (whether or not declared) and unpaid as of the date of conversion shall become payable to the converting Holder, and no dividends (other than a dividend payable in Common Stock) shall be paid upon any shares of any class of stock or series thereof ranking junior to or on a parity with the Series D Preferred Stock, nor shall any shares of any such class or series be redeemed or purchased by the Corporation, until such debt shall be paid.

         (c) Method of Conversion.

         (i) The surrender of any shares of Series D Preferred Stock for conversion shall be made by the Holders thereof by delivering the certificate or certificates evidencing ownership of such shares with proper endorsement or instruments of transfer to the Corporation at its principal office or at any office or agency to be maintained by the Corporation for that purpose and such Holder shall give written notice to the Corporation at said office or agency, that he elects to convert such shares of Series D Preferred Stock in accordance with the provisions thereof and of this Section 5. Such notice shall also state the name or names (with addresses) in which the certificate or certificates evidencing ownership of Common Stock which shall be issuable on such conversion shall be issued. In the case of lost or destroyed certificates evidencing ownership of shares of Series D Preferred Stock to be surrendered for conversion, the Holder shall submit proof of loss or destruction and such indemnity as shall be required by the Corporation.

         (ii) Subject to the provisions of Section 5(f) hereof, every such notice of election to convert shall constitute a contract between the Holder of such shares and the Corporation, whereby such Holder shall be deemed to subscribe for the amount of the Common Stock which he will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription, to surrender such shares of Series D Preferred Stock and to release the Corporation from all obligations thereon (subject to the payment of accrued dividends in accordance with Section 5(b) hereof), and whereby the Corporation shall be deemed to agree that the surrender of such shares of Series D Preferred Stock and the extinguishment of its obligation thereon (except as aforesaid), shall constitute full payment for the Common Stock so subscribed for and to be issued upon such conversion.

         (iii) As soon as practicable after the receipt of such notice and certificate or certificates evidencing ownership of such shares of Series D Preferred Stock, the Corporation shall issue and shall deliver at said office or agency to the person for whose account such shares of Series D Preferred Stock were so surrendered, or on his written order, a certificate or certificates for the number of full shares or Common Stock issuable upon the Conversion of such shares of Series D Preferred Stock and a check or cash payment (if any) to which such person is entitled pursuant to Section 5(e) hereof, together with a certificate or certificates evidencing ownership of shares of Series D Preferred Stock, if any, which were not to be converted, but which constituted part of the shares of Series D Preferred Stock represented by the certificate or certificates surrendered by such person.

         (iv) Such conversion shall be deemed to have been effected on the date on which such notice to the Corporation shall have been postmarked and, if any certificate or certificates for such shares of Series D Preferred Stock are to be delivered then on the date on which the envelope containing the certificate or certificates shall have been postmarked; and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion, shall be deemed to have become on said date the holder or holders of record of the shares represented thereby; provided that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall become effective for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date upon which such surrender occurs.

         (d) Adjustment to Conversion Rate. The Conversion Rate for all shares of Series D Preferred Stock, regardless of when issued, shall be adjusted from time to time as follows:

         (i) Adjustment Upon Stock Dividends, Splits, etc. If the Corporation shall at any time (i) pay a dividend, or make a distribution, in shares of its Common Stock or securities convertible into or exchangeable for shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares,
         (iv) make a distribution on its Common Stock in shares of its capital stock other than Common Stock, or (v) issue by reclassification of its Common Stock any shares of its capital stock, the Conversion Rate in effect immediately prior thereto shall be adjusted so that the Holder of a share of Series D Preferred Stock surrendered for conversion after the record date fixing stockholders to be affected by such event shall be entitled to receive upon conversion the number of such shares of Common Stock and/or other capital stock of the Corporation which he would have been entitled to receive after the happening of such event had such shares of Series D Preferred Stock been converted immediately prior to such record date.

         (ii) Adjustment Upon Issuance of Common Stock. If the Corporation shall at any time hereafter issue or sell any shares of its Common Stock (other than shares issued pursuant to options, warrants, bonds, or other convertible or derivative securities outstanding on the date of original issuance of any of the shares of Series D Preferred Stock or shares issued upon conversion of shares of Series D Preferred Stock) for a consideration less than an amount which initially shall be $.20 per share and which after any adjustment of the Conversion Rate pursuant to this Section 5(d) shall be an amount per share equal to $15.00 divided by the Conversion Rate (the "Purchase Price Equivalent") in effect immediately prior to such issuance or sale, then upon such issuance or sale, the Conversion Rate shall be increased to the ratio determined by multiplying (1) the Conversion Rate in affect immediately prior to such issuance or sale by (2) a fraction, whose numerator equals the product of the number of shares of Common Stock outstanding immediately after such issuance or sale, multiplied by the Purchase Price Equivalent in effect immediately prior to such issuance or sale and whose denominator equals the sum of (x) the product of the number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the Purchase Price Equivalent in effect immediately prior to such issuance or sale plus (y) the aggregate of the amount of all consideration received by the Corporation upon such issuance or sale.

         (iii) Adjustment Upon Issuance of Additional Authorized Preferred Stock. Subject to the provisions of the last sentence of this paragraph, if the Corporation shall issue hereafter (whether directly or by assumption in a merger or otherwise) or sell any Preferred Stock, other than Series D Preferred Stock whether or not the rights to convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion (determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issuance or sale of such Preferred Stock, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the conversion thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion of all such Preferred Stock) shall be less than the Purchase Price Equivalent in effect immediately prior to such issuance or sale, then the total maximum number of shares of Common Stock issuable upon conversion of all such Preferred Stock shall (as at the date of the issuance or sale of such Preferred Stock) be deemed to be outstanding and to have been issued (for purposes of Section 5 (d) (ii) hereof) for such price per share, provided that no further adjustments of the Conversion Price shall be made upon the issuance of such Common Stock upon conversion of such Preferred Stock and (2) if any such issuance or sale of such Preferred Stock is made upon exercise of any rights to subscribe for or to purchase any such Preferred Stock for which adjustments of the Conversion Rate have been or are to be made pursuant to other provisions of this Section 5(d), no further adjustments of the Conversion Rate shall be made by reason of much issuance or sale.

         (iv) Adjustment Upon Distribution of Assets. If at any time the Corporation shall distribute to the holders of its Common Stock assets (other than any regular dividend payable solely in cash), any rights to subscribe or any evidence of indebtedness or other securities of the Corporation (other than Common Stock), then in each such case the Conversion Rate shall be adjusted so as to equal the product of the Conversion Rate in effect at the close of business on the date immediately prior to such distribution, multiplied by a fraction of which (A) the numerator shall be the number of shares of Common Stock outstanding an such record date multiplied by the Purchase Price Equivalent on such record date and (B) the denominator shall be the numerator less the fair market value (as determined in good faith by the Board of Directors of the Corporation) of the assets, rights, evidence of indebtedness or other securities so distributed.

         (v) Equitable Adjustment. If at any time the Corporation shall take any action affecting the Common Stock, other than the action described above which, in the good faith opinion of the Board of Directors, would materially affect the conversion rights of the holders of the Series D Preferred Stock, the number and kind of shares issuable upon conversion of Series D Preferred Stock shall be adjusted or changed in such manner, if any, and at such time, as the Board of Directors determines to be equitable in the circumstances.

         (vi) Determination of Cash Consideration. In case of an issuance for sale of shares of Common Stock or Preferred Stock for cash, for the purpose of any computation under subsection (ii) and (iii) of this
         Section 5(d), the consideration received by the Corporation, less any expenses incurred in such issuance (including, but not limited to, underwriting commissions or discounts and legal fees) shall be deemed to be the amount of cash received by the Corporation therefor.

         (vii) Determination of Non-Cash Consideration. In the case of an issuance or sale of shares of Common Stock or Preferred Stock, for a consideration other than cash or a consideration part of which shall be other than cash, for the purpose of any computation under sub-sections
         (ii) and (iii) of this Section 5(d), the amount of the considerations other than cash received by the Corporation shall be deemed to be the fair market value of such consideration, as determined in good faith by the Board of Directors of the Corporation.

         (viii) Determination of Non-Cash Consideration in Merger, etc. In case any shares of Common Stock or Preferred Stock shall be issued in connection with any merger, consolidation or acquisition, the amount of consideration therefor shall be deemed to be the fair value as determined in good faith by the Board of Directors of the Corporation of such portion of the assets and business of the acquired corporation or corporations as such Board shall determine to be attributable to such Common Stock or Preferred Stock, as the case may be.

         (ix) Effect of Record Date. If the Corporation shall take a record of the holders of its Common stock for the purpose of entitling them to receive a dividend or other distribution payable in Common Stock, Preferred Stock, or to subscribe for or purchase Common Stock or Preferred Stock or other securities or assets of the Corporation, then such record date shall be deemed to be the date of such dividend or distribution or the date of the granting of such right of subscription or purchase, as the case may be.

         (x) Determination of Outstanding Shares. For the purpose of any computations under subsections (ii) and (iii) of this Section 5(d), the number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation (it being understood that shares held by a majority-owned subsidiary of the Corporation shall be deemed to be held by the Corporation proportionate to its stock ownership in such subsidiary), and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purposes of this Section 5(d).

         (xi) Adjustment Upon Merger, etc. In the event of (A) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of the Series D Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of any event otherwise encompassed by this Section 5(d)), (B) any consolidation or merger to which the corporation is a party (other than a consolidation or merger in which the Corporation is the surviving corporation and which does not result in any reclassification of, or change (other than a change in par value, or from par value to no par value, or from no par value to par value) in outstanding shares of Common Stock), (C) any sale or conveyance of the properties and assets of the Corporation as, or substantially as, an entirety to any other corporation, or (D) any reorganization of the Corporation, the holder of each share of Series D Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities or property (including cash) receivable upon such reclassification, change, consolidation, merger, sale, conveyance or reorganization by a holder of a number of shares of Common Stock issuable upon conversion of such Series D Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale, conveyance or reorganization. In any such case, effective provision shall be made in the instrument effecting or providing for such reclassification, change, consolidation, merger, sale, conveyance or reorganization to effect the above right, if necessary, and for adjustment which shall be as nearly equivalent as may be practicable to the adjustments provided for herein. The provisions of this subparagraph (d) shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales, conveyances or reorganizations. The Corporation shall not effect any such consolidation, merger, sale or conveyance unless prior to the consummation thereof the resultant successor corporation (if other than the Corporation) shall assume, by written instrument executed and mailed to all holders of Series D Preferred Stock at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or assets as such holder may be entitled to purchase pursuant to the provisions of this Section.

         (xiii) Notice of Adjustment. Whenever the Conversion Rate shall be adjusted as provided in this Section 5, the Corporation shall forthwith file at the principal office of the Corporation, a statement signed by the Chairman of the Board, President or one of the Executive Vice Presidents of the Corporation and by its Treasurer or an Assistant Treasurer stating the adjusted Conversion Rate determined as provided therein. Such statement shall show in detail the facts requiring such adjustment and the manner of determining such adjustment, including, if applicable, the method of determining the fair market value of assets. Such statement shall be made available at all reasonable times for inspection by any Holder of Series D Preferred Stock. Whenever the Conversion Rate is to be adjusted, the Corporation shall cause a notice stating the adjustment and the new Conversion Rate to be mailed to each holder of record of shares of Series D Preferred Stock at or prior to the time the Corporation mails an interim financial statement to its stockholders for the quarterly period during which the facts requiring such adjustment occurred, but in any event within 60 days after the end of such quarter.

         (e) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any shares of Series D Preferred Stock. If more than one share of Series D Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of such shares so surrendered. If the product of the number of shares of Series D Preferred Stock to be converted and the Conversion Rate in effect on the conversion date is not a whole number, a cash payment in respect of any fractional share shall be made in an amount equal to the product of such fractional share multiplied by the Purchase Price Equivalent in effect on the date of conversion.

         (f) The Corporation shall pay any tax in respect of the issue of stock certificates on conversion of shares of Series D Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the holder of the shares converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

         (g) The Corporation shall at all times reserve and keep available out of its authorized Common Stock and/or have available in its treasury the full number or shares of Common Stock deliverable upon the conversion of all outstanding shares of Series D Preferred Stock and shall take all such action as may be required from time to time in order that it may validly and legally issue fully paid and nonassessable shares of Common Stock upon conversion of the Series D Preferred Stock.

         (h) In the event:

                  (i) the Corporation shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants; or

                  (ii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value) or, of any consolidation or merger to which the Corporation is a party or of the sale or transfer of all or substantially all of the assets of the Corporation, and for which approval of any stockholders of the Corporation is required; or

                  (iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, and in each such event, the Corporation shall cause to be mailed to each holder of Series D Preferred Stock, at his address as the same shall appear on the books of the Corporation, as promptly as possible but in any event at least fifteen days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, and the nature and amount of such dividend, distribution, rights or warrants or (B) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

         (i) For the purposes of this Section 5 "Common Stock" shall mean stock of the Corporation of any class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage, including, without limitation, the Common Stock. In case by reason of the operation of subparagraph
(a) of this Section 5 the shares of Series D Preferred Stock shall be convertible into any other shares of stock or other securities or property of the Corporation or of any other corporation, any reference herein to the conversion of shares of Series D Preferred Stock pursuant to this Section 5 shall be deemed to refer to and include the conversion of shares of Series D Preferred Stock into such other shares of stock or other securities or property.

         6. Preference on Liquidation. The Series D Preferred Stock shall be preferred with respect to both earnings and assets of the Corporation. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the Holders shall be entitled, before any payment or distribution of the assets of the Corporation shall be made or set apart to the holders of Common Stock or any stock of the Corporation (other than the Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock and any other class or series of Authorized Preferred Stock which may be issued at some later date and have priority over the Series D Preferred Stock), to receive in cash for these shares from the net assets of the Corporation available for distribution to shareholders ("net assets") an amount equal to the Redemption Value for each share plus an amount equal to any accrued cumulative dividends to the date fixed for distribution (whether or not declared) which remain unpaid thereon. The Holders shall be entitled to no further participation in any assets of the Corporation. Unless specifically designated, herein or in the instrument designating the rights thereof, as junior or senior to the Series D Preferred Stock with respect to the distribution of assets, all other series of Preferred Stock and other classes of Preferred Stock of the Corporation shall rank on a parity with the Series D Preferred Stock with respect to the distribution of assets. Neither the consolidation nor merger of the Corporation with or into any other Corporation, nor the merger or consolidation of any other corporation with or into the Corporation nor the sale, lease, exchange or conveyance or all or any part of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding-up of the Corporation for the purposes of this Section 6.

         7. Voting. Holders of the Series D Preferred Stock shall not be entitled to any voting rights except as required by law. In any case where the holders of Preferred and Common Stock vote as one class, holders of Preferred Stock shall be entitled to the number of votes which the shares of common stock into which their preferred stock is then convertible would be entitled to cast, compared to the holders of Common Stock who have one vote per share. There are no cumulative voting rights with respect to shares of Common or Preferred Stock.

         8. Transfer of Preferred Stock. The shares of Preferred Stock have not and will not be registered under the Securities Act of 1933 (the "Act") and cannot be sold or offered for sale except pursuant to an effective Registration Statement under the Act or pursuant to an exemption therefrom, the availability of which is to be established to the reasonable satisfaction of the Corporation. A legend stating this restriction shall be placed on each certificate representing shares of the Preferred Stock.

         9. Identical Rights. Each share of the Series D Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the same series of Preferred Stock.

         10. Certificates. So long as any shares of the Series D Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each Holder who so requests, a copy of the document or documents setting forth the powers, preferences and rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or such rights.

         AND FURTHER RESOLVED, that, before the Corporation shall issue any shares of the Series D Cumulative Convertible Preferred Stock a certificate pursuant to Section 151 of the General Corporation Law of the State of Delaware shall be made, executed, acknowledged, filed and recorded in accordance with the provisions of said Section 151, and the proper officer or officers of the Corporation are hereby authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes of and intent of this and the foregoing resolutions.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by David L. Dalton, its President and Chief Executive Officer, on this 22nd day of January, 2002.


                                                s/ David L. Dalton
                                     -----------------------------
                                                   David L. Dalton